Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Conatus Pharmaceuticals Inc., a Delaware corporation (the “Company”), and Keith W. Marshall, Ph.D., M.B.A. (“Employee”), and shall be effective as of August 31, 2017[1] (the “Effective Date”).

WHEREAS, the Company desires to employ Employee, and Employee desires to accept employment with the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.                  Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)       Board. “Board” means the Board of Directors of the Company.

(b)       Cause. “Cause” means any of the following:

(i)       the commission of an act of fraud, embezzlement or dishonesty by Employee that has a material adverse impact on the Company or any successor or affiliate thereof;

(ii)       a conviction of, or plea of “guilty” or “no contest” to, a felony by Employee or any crime involving fraud, misappropriation, embezzlement or moral turpitude;

(iii)       any unauthorized use or disclosure by Employee of confidential information or trade secrets of the Company or any successor or affiliate thereof that has a material adverse impact on any such entity;

(iv)       Employee’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any other material misconduct on the part of Employee;

(v)       Employee’s ongoing and repeated failure or refusal to perform or neglect of Employee’s duties as required by this Agreement, which failure, refusal or neglect continues for fifteen (15) days following Employee’s receipt of written notice from the Board or the Company’s Chief Executive Officer (the “CEO”) stating with specificity the nature of such failure, refusal or neglect; or

(vi)       Employee’s breach of any material provision of this Agreement;

provided, however, that prior to the determination that “Cause” under this Section 1(b) has occurred, the Company shall (w) provide to Employee in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (x) other than with respect to clause (v) above which specifies the applicable period of time for Employee to remedy his or her breach, afford Employee a reasonable opportunity to remedy any such breach (if such breach is capable of being remedied), (y) provide Employee an opportunity to be heard prior to the final decision to terminate Employee’s employment hereunder for such “Cause” and (z) make any decision that such “Cause” exists in good faith.

____________________

1 Effective Date will be date of commencement of employment.

The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Employee for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

(c)       Change of Control. “Change of Control” means and includes each of the following:

(i)      a transaction or series of transactions (other than an offering of common stock of the Company to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)      during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (i) or (iii) of this Section 1(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)      the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, consolidation, reorganization, or business combination, a sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, in each case, other than a transaction

(A)      which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least fifty percent (50%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)       after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subsection (iii) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv) the Company’s stockholders approve a liquidation or dissolution of the Company.

For purposes of subsection (i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of subsection (iii) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

Notwithstanding the foregoing, a transaction shall not constitute a “Change of Control” if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (iii) it constitutes the Company’s initial public offering of its securities; or (iv) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

(d)       Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other guidance issued thereunder.

(e)       Good Reason. Employee’s resignation for “Good Reason” means Employee’s resignation following the occurrence of any of the following events or conditions without Employee’s written consent:

(i)      a material diminution in Employee’s authority, duties or responsibilities;

(ii)      a material diminution in Employee’s base compensation, except in connection with a general reduction in the base compensation of the Company’s or any successor’s or affiliate’s personnel with similar status and responsibilities;

(iii)      a material change in the geographic location at which Employee must perform his or her duties (and the Company and Employee agree that any requirement that Employee be based at any place outside a 50-mile radius of his or her place of employment as of the Effective Date, except for reasonably required travel on the Company’s or any successor’s or affiliate’s business that is not materially greater than such travel requirements prior to the Effective Date, shall be considered a material change); or

(iv)      any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Employee under this Agreement.

Notwithstanding the foregoing, Good Reason shall only exist if Employee shall have provided the Company with written notice within ninety (90) days of the initial occurrence of any of the foregoing events or conditions, and the Company or any successor or affiliate fails to eliminate the conditions constituting Good Reason within thirty (30) days after receipt of written notice of such event or condition from Employee. Employee’s termination by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary. Employee’s resignation from employment with the Company for “Good Reason” must occur within twelve (12) months following the initial occurrence of one of the foregoing events or conditions.

(f)       Permanent Disability. Employee’s “Permanent Disability” shall be deemed to have occurred if Employee shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge his or her duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period. The existence of Employee’s Permanent Disability shall be determined by the Company on the advice of a physician chosen by the Company and the Company reserves the right to have the Employee examined by a physician chosen by the Company at the Company’s expense.

(g)       Stock Awards. “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

2.                  Employment Period. During the term of Employee’s employment hereunder (the “Employment Period”), Employee shall be considered an employee of the Company. The Company and Employee acknowledge that Employee’s employment during the Employment Period will be at-will, as defined under applicable law, and that Employee’s employment with the Company during the Employment Period may be terminated by either party at any time for any or no reason, with or without notice. If Employee’s employment during the Employment Period terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

3.                  Services to Be Rendered.

(a) Duties and Responsibilities. Employee shall serve as Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company. In the performance of such duties, Employee shall report directly to the CEO and shall be subject to the direction of the CEO and to such limits upon Employee’s authority as the CEO may from time to time impose. In the event of the CEO’s incapacity or unavailability, Employee shall be subject to the direction of the Board or its designee. Employee hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the Board or the CEO. Employee’s primary place of work shall be the Company’s facility in San Diego, California, or such other location within San Diego County as may be designated by the Board or the CEO from time to time. Employee shall also render services at such other places within or outside the United States as the Board or the CEO may direct from time to time. Employee shall be subject to and comply with the policies and procedures generally applicable to employees of the Company to the extent the same are not inconsistent with any term of this Agreement.

(b) Exclusive Services. Employee shall be employed by the Company on a full-time basis. Employee shall at all times faithfully, industriously and to the best of his or her ability, experience and talent perform to the satisfaction of the Board and the CEO all of the duties that may be assigned to Employee hereunder and shall devote substantially all of his or her productive time and efforts to the performance of such duties.

4.                  Compensation and Benefits During Employment Period. During the Employment Period, the Company shall pay or provide, as the case may be, to Employee the compensation and other benefits and rights set forth in this Section 4.

(a)       Base Salary. The Company shall pay to Employee a base salary of $405,000 per year, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than bi-monthly). Employee’s base salary shall be subject to review annually by and at the sole discretion of the Board or its designee.

(b)       Annual Bonus. Employee shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, an annual cash performance bonus (an “Annual Bonus”) based on Employee’s and/or the Company’s attainment of objective financial or other operating criteria established by the Board or its designee. Upon full attainment of the aforementioned criteria, as determined by the Board or its designee, the Annual Bonus will be equal to forty percent (40%) of Employee’s then-current base salary actually paid for such fiscal year. The Annual Bonus shall be paid to Employee by the Company between January 1st and March 15th of the calendar year following the end of the fiscal year to which such Annual Bonus relates. Subject to Section 5(a)(ii) below, Employee’s receipt of an Annual Bonus shall be conditioned on Employee’s continued employment with the Company on the date such Annual Bonus is paid. The Annual Bonus shall be pro-rated for any partial fiscal year during the Employment Period. Notwithstanding the foregoing, Employee’s Annual Bonus for 2017 shall in no event be less than his “target” Annual Bonus for such year, pro-rated for the portion of 2017 following the Effective Date. As of the Effective Date, the Company’s fiscal year ends on December 31. In the event of any change to the Company’s fiscal year, the aforementioned financial or other operating criteria established by the Board or its designee for purposes of determining Employee’s Annual Bonus shall be adjusted in a manner mutually agreeable to the Company and Employee so as not to disadvantage either party.

(c)       Benefits. Employee shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein. The Company’s failure to continue provide Employee with benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided to Employee under each material employee benefit plan, program and practice of the Company as in effect immediately prior to the Effective Date, except in connection with a general reduction in the benefits of the Company’s or any successor’s or affiliate’s personnel with similar status and responsibilities, shall constitute a material breach of this Agreement by the Company.

(d)       Expenses. The Company shall reimburse Employee for reasonable out-of-pocket business expenses incurred in connection with the performance of his or her duties hereunder, subject to (i) such policies as the Company may from time to time establish, (ii) Employee furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures, (iii) Employee receiving advance approval from the CEO in the case of expenses for travel outside of North America, and (iv) Employee receiving advance approval from the CEO in the case of expenses (or a series of related expenses) in excess of $10,000. Any amounts payable under this Section 4(d) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses. The amounts provided under this Section 4(d) during any taxable year of Employee’s will not affect such amounts provided in any other taxable year of Employee’s, and Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(e)       Paid Time Off; Vacation. Employee shall be entitled to such periods of paid time off (“PTO”) each year as provided under the Company’s PTO policy and as otherwise provided for senior executive officers; provided that Employee shall be entitled to at least three (3) weeks PTO per year.

(f)       Stock Awards.

(i)      As soon as practicable following the Effective Date and subject to approval by the Compensation Committee of the Board, as a material inducement to your acceptance of employment with the Company, Employee will be granted a stock option to purchase 525,000 shares of the Company’s common stock, with an exercise price per share equal to the per share fair market value of the Company’s common stock on the date of grant (the “Initial Option”). The Initial Option will be granted pursuant to one of the Company’s equity incentive plans (the plan under which your Initial Option is granted is referred to herein as the “Plan”). The Initial Option will vest with respect to twenty-five percent (25%) of the total number of shares of the Company’s common stock subject to the Initial Option on the first anniversary of the Effective Date, and with respect to one-forty-eighth (1/48) of the total number of shares of the Company's common stock subject to the Initial Option on the last day of each one-month period of Employee's service to the Company thereafter, subject to accelerated vesting as provided in Section 4(g) below. The Initial Option will be subject to the terms and conditions of the Plan and any form of stock option agreement issued thereunder.

(ii)       Employee shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Except as otherwise provided in this Agreement, Employee’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

(g)       Acceleration of Vesting of Stock Awards.

(i)         The vesting and/or exercisability of fifty percent (50%) of the then-unvested and outstanding portion of each of Employee's Stock Awards shall be automatically accelerated on the date of a Change of Control, and the remaining fifty percent (50%) of the then-unvested and outstanding portion of each of Employee's Stock Awards shall vest and/or become exercisable on the first to occur of (A) the first anniversary of the Change of Control or (B) the date of Employee’s termination of employment by the Company without Cause or by Employee for Good Reason.

(ii)        Subject to Section 5(c), if Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, the vesting and/or exercisability of each of Employee’s outstanding Stock Awards shall be automatically accelerated on the date of termination as to the number of Stock Awards that would vest over the twelve (12) month period following the date of termination had Employee remained continuously employed by the Company during such period.

(iii)        The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.

(h)       Relocation.

(i)                 The Company expects Employee to relocate his principal place of residence from Boston, Massachusetts to the San Diego, California metropolitan area on or before October 1, 2017. In furtherance of Employee’s relocation, the Company shall pay for or reimburse Employee in accordance with the Company’s written expense reimbursement policies and procedures for Employee’s reasonable relocation expenses, including the movement of Employee’s reasonable household goods and automobiles (but excluding extraordinary or unusual moving costs such as boat, recreational vehicle, playground equipment), house hunting trips to San Diego for Employee, his spouse and his dependent children, reimbursement for transportation for Employee, his spouse and his dependent children from Boston, Massachusetts to San Diego, California, and temporary housing in the San Diego, California area until May 31, 2018 (or, if earlier, Employee’s relocation) (collectively, the “Relocation Reimbursement”). In no event will the Relocation Reimbursement include realtor costs incurred by Employee in connection with the purchase of Employee’s residence in San Diego California or the sale of Employee’s residence in Boston, Massachusetts.

In addition, the Company shall pay to Employee a tax gross-up (the “Tax Gross-Up”) for any federal and state income and employment taxes Employee is required to pay resulting from the Relocation Reimbursement and from the Tax Gross-Up, which Tax Gross-Up shall be paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v). The Relocation Reimbursement and any Tax Gross-Up shall be subject to an aggregate cap of $75,000. All amounts eligible for the Relocation Reimbursement must be incurred by and paid to Employee during the term of his employment with the Company. The Relocation Reimbursement and the Tax Gross-Up shall be paid to Employee within thirty (30) days following the Company’s receipt of a written request for such reimbursement, but subject to receipt by the Company of supporting receipts and/or documentation and/or receipts in form and substance reasonably acceptable to the Company. If Employee voluntarily terminates his employment without Good Reason or his employment is terminated for Cause prior to the first anniversary of the Effective Date, Employee shall repay to the Company a pro rata portion of the Relocation Reimbursement and any Tax Gross-Up based on the number of days elapsed in the one-year period ending on the first anniversary of the Effective Date. The Company will have the right to offset such amounts against any compensation otherwise payable to Employee on the date of Employee’s termination of employment.

5.       Termination of Employment Period and Severance. Employee shall be entitled to receive benefits upon termination of the Employment Period only as set forth in this Section 5.

(a)       Termination Without Cause or For Good Reason. If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, Employee shall be entitled to receive, in lieu of any severance benefits to which Employee may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

(i)        the Company shall pay to Employee his or her fully earned but unpaid base salary, when due, through the date of termination at the rate then in effect, accrued but unused PTO, plus all other amounts or benefits to which Employee is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices;

(ii)        subject to Sections 5(c), 5(g) and 5(h) and Employee’s continuing compliance with Section 6, Employee shall be entitled to receive (i) Employee’s monthly base salary as in effect immediately prior to the date of termination for the twelve (12) month period following the date of termination, payable in a lump sum no later than sixty (60) days following the date of Employee’s termination of employment, and (ii) in the event Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason on or after January 1 and prior to the date Employee is paid his Annual Bonus for the fiscal year preceding such termination, an amount equal to Employee’s Annual Bonus for the fiscal year preceding such termination (determined pursuant to Section 4(b)), payable in a lump sum no later than sixty (60) days following the date of Employee’s termination of employment; and

(iii)       subject to Sections 5(c), 5(g) and 5(h) and Employee’s continuing compliance with Section 6, for the period beginning on the date of termination and ending on the date which is twelve (12) full months following the date of termination (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires) (the “COBRA Coverage Period”), the Company shall pay for and provide to Employee and his or her eligible dependents who were covered under the Company’s health insurance plans immediately prior to the date of termination with healthcare insurance benefits substantially similar to those provided to Employee and his or her eligible dependents immediately prior to the date of termination. If any of the Company’s health benefits are self-funded as of the date of termination, or if the Company cannot provide the foregoing benefits in a manner that is exempt from or otherwise compliant with applicable law (including, without limitation, Section 409A of the Code and Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Employee an amount equal to the monthly plan premium payment for Employee and his or her eligible dependents who were covered under the Company’s health plans as of the date of termination (calculated by reference to Employee’s premiums as of the date of termination) as currently taxable compensation in substantially equal monthly installments over the COBRA Coverage Period (or the remaining portion thereof).

(b)       Termination for Cause, Voluntary Resignation Without Good Reason, Death or Permanent Disability. If Employee’s employment is terminated by the Company for Cause, by Employee without Good Reason or as a result of Employee’s death or Permanent Disability, the Company shall not have any other or further obligations to Employee (or his or her estate) under this Agreement (including any financial obligations) except that Employee (or his or her estate) shall be entitled to receive (i) Employee’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, (ii) all accrued but unused PTO, and (iii) all other amounts or benefits to which Employee is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law. In addition, if Employee’s employment is terminated by the Company for Cause, by Employee without Good Reason or as a result of Employee’s death or Permanent Disability, all vesting of Employee’s unvested Stock Awards previously granted to him or her by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(c)       Release. As a condition to Employee’s receipt of any post-termination benefits pursuant to Sections 4(g)(i), 4(g)(ii) or 5(a) above, on or prior to the sixtieth (60th) day following the date of Employee’s termination of employment, Employee shall have executed and delivered a Release (the “Release”) in a form reasonably acceptable to the Company and any applicable revocation period applicable to such Release shall have expired. Such Release shall specifically relate to all of Employee’s rights and claims in existence at the time of such execution, including any claims related to Employee’s employment by the Company and his or her termination of employment, and shall exclude any continuing obligations the Company may have to Employee following the date of termination under this Agreement or any other agreement providing for obligations to survive Employee’s termination of employment. In the event the Release does not become effective within the sixty (60) day period following the date of Employee's termination of employment, Employee shall not be entitled to any of the aforesaid post-termination benefits.

(d)       Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Employee’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Employee’s employment shall cease upon such termination. In the event of a termination of Employee’s employment with the Company, Employee’s sole remedy shall be to receive the payments and benefits described in this Section 5. In addition, Employee acknowledges and agrees that he or she is not entitled to any reimbursement by the Company for any taxes payable by Employee as a result of the payments and benefits received by Employee pursuant to this Section 5, including, without limitation, any excise tax imposed by Section 4999 of the Code. Any payments made to Employee under this Section 5 shall be inclusive of any amounts or benefits to which Employee may be entitled pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq., and the Department of Labor regulations thereunder, or any similar state statute.

(e)       No Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Employee as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Employee to the Company may be offset by the Company against amounts payable to Employee under this Section 5; provided, further, that, as provided in Section 5(a), Employee’s right to continued healthcare and life insurance benefits following his or her termination of employment will terminate on the date on which the applicable continuation period under COBRA expires.

(f)       Return of the Company’s Property. If Employee’s employment is terminated for any reason, the Company shall have the right, at its option, to require Employee to vacate his or her offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his or her employment in any manner, as a condition to the Employee’s receipt of any post-termination benefits described in this Agreement, Employee shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Employee shall deliver to the Company a signed statement certifying compliance with this Section 5(f) prior to the receipt of any post-termination benefits described in this Agreement.

(g)       Short-Term Deferral. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the severance payment payable under Section 5(a)(ii) shall be paid no later than the later of: (i) the fifteenth (15th) day of the third month following Employee's first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following the first taxable year of the Company in which such severance benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code.

(h)       Payment Delay. Notwithstanding anything herein to the contrary, to the extent any payments to Employee pursuant to Section 5(a)(ii) are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no amount shall be payable pursuant to such section unless Employee’s termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), and (ii) if Employee, at the time of his or her Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Employee pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of Employee’s termination benefits described in Section 5(a)(ii) shall not be provided to Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of Employee’s Separation from Service, (B) the date of Employee’s death or (C) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Employee within thirty (30) days following such expiration, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his or her Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(i)       Interpretation. To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an "additional tax" as defined in Section 409A(a)(1)(B) of the Code. Each series of installment payments made under this Agreement is hereby designated as a series of "separate payments" within the meaning of Section 409A of the Code.

6.       Certain Covenants.

(a)                Noncompetition. Except as may otherwise be approved by the Board, during the Employment Period, Employee shall not have any ownership interest (of record or beneficial) in, or perform services as an employee, salesman, consultant, officer or director of, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Employee may own, directly or indirectly, solely as an investment, securities of any entity if Employee (x) is not a controlling person of, or a member of a group which controls, such entity; or (y) does not, directly or indirectly, own ten percent (10%) or more of any class of securities of any such entity. Subject to the terms of the Proprietary Information and Inventions Agreement referred to in Section 6(b), nothing in this Agreement shall preclude Employee from devoting time to personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not interfere with his or her duties to the Company, as determined in good faith by the Board or the CEO. Employee agrees that he or she will not join any boards, other than community and civic boards (which do not interfere with his or her duties to the Company), without the prior approval of the Board or the CEO.

(b)               Confidential Information. Employee and the Company have entered into the Company’s standard proprietary information and inventions agreement (the “Proprietary Information and Inventions Agreement”). Employee agrees to perform each and every obligation of Employee therein contained.

(c)                Solicitation of Employees. Employee shall not during the Employment Period and for the applicable severance period for which Employee receives severance benefits following any termination hereof pursuant to Section 5(a) above (the “Restricted Period”), directly or indirectly, solicit or encourage to leave the employment of the Company or any of its affiliates, any employee of the Company or any of its affiliates.

(d)               Solicitation of Consultants. Employee shall not during the Employment Period and for the Restricted Period, directly or indirectly, hire, solicit or encourage to cease work with the Company or any of its affiliates any consultant then under contract with the Company or any of its affiliates within one year of the termination of such consultant’s engagement by the Company or any of its affiliates.

(e)                Rights and Remedies Upon Breach. If Employee breaches or threatens to commit a breach of any of the provisions of this Section 6 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i)                 Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company;

(ii)               Accounting and Indemnification. The right and remedy to require Employee (i) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (ii) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants; and

(iii)             Termination of Severance Payments. In the event Employee breaches any of the provisions of this Section 6, the Company shall be entitled to immediately cease all payments under Section 5(a) above.

(f)       Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Employee hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

(g)       Enforceability in Jurisdictions. The Company and Employee intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Employee that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(h)       Whistleblower Provision. Nothing herein shall be construed to prohibit Employee from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Employee acknowledges that the Company has provided Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Proprietary Information to my attorney and use the Proprietary Information in the court proceeding, if Employee files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order.

(i)       Definitions. For purposes of this Section 6, the term “Company” means not only Conatus Pharmaceuticals Inc., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Conatus Pharmaceuticals Inc.

7.       Insurance; Indemnification. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Employee, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Employee shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies. Employee will be provided with indemnification against third party claims related to his or her work for the Company as required by Delaware law. The Company shall provide Employee with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for other executive officers.

8.       Arbitration. Any dispute, claim or controversy based on, arising out of or relating to this Agreement, or the breach thereof, including questions regarding the arbitrability of a particular dispute, shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.adr.org. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award; provided, further, that the parties’ obligations pursuant to the provisos set forth above shall terminate on the tenth (10th) anniversary of the date of Employee’s termination of employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 8 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement, or relating to Employee's employment; provided, however, that Employee shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Employee shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Employee and the Company expressly waive their right to a jury trial to the extent permitted by applicable law.

9.       Miscellaneous.

(a)       Modification; Prior Claims. This Agreement and the Employee Proprietary Information and Inventions Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, including without limitation, any offer letter between Employee and the Company, and may be modified only by a written instrument duly executed by each party. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(b)        Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Employee, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c)       Survival. The covenants, agreements, representations and warranties contained in or made in Sections 4, 5, 6, 8 and 9 of this Agreement shall survive any termination of this Agreement.

(d)       Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e)       Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f)       Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g)       Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to the Company or the Board at the Company’s principal executive office and to Employee at the most recent address on the Company’s payroll records. All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

(h)       Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

(i)       Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Sections 6 and 8, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(j)       Non-transferability of Interest. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(k)       Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

(l)       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

(m)       Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(n)       Withholding and other Deductions. All compensation payable to Employee hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CONATUS PHARMACEUTICALS INC.

By:	/s/ Steven J. Mento, Ph.D.
Name:	Steven J. Mento, Ph.D.
Title:	President and CEO

/s/ Keith W. Marshall, Ph.D., M.B.A.
Keith W. Marshall, Ph.D., M.B.A.

18